EXHIBIT 2.2

                               AMENDMENT NO. 1 TO
                       STOCK AND ASSET PURCHASE AGREEMENT

         THIS AMENDMENT (this "AMENDMENT"), dated as of April 12, 2002, is made and entered into by and among Express Scripts, Inc., a Delaware corporation
("ESI"), Richard O. Ullman and the other shareholders (collectively, the "Shareholders") of National Prescription Administrators, Inc., a New Jersey corporation ("NPA"), Central Fill, Inc., a Pennsylvania corporation ("CFI"), CFI of New Jersey, Inc., a New Jersey corporation ("CFINJ"), and NPA of New York, IPA, Inc., a New York corporation ("NY IPA"), Richard O. Ullman, as agent for the Shareholders (the "SHAREHOLDERS' AGENT"), The Ullman Family Partnership, LP, a New Jersey limited partnership (the "LP"), and Airport Properties, LLC (the "LLC" and, together with the Shareholders and the LP, the "Sellers"). ESI, the Shareholders, the Shareholders' Agent, the LP and the LLC are sometimes individually referred to herein as a "PARTY" and collectively as the "PARTIES."

                                WITNESSETH THAT:

         WHEREAS, the Parties entered into a Stock and Asset Purchase Agreement, dated as of February 5, 2002 (the "Agreement"), providing, among other things, for the sale of the capital stock of NPA, CFI, CFINJ and NY IPA (collectively, the "Companies") and certain of the assets of the LP to ESI;

         WHEREAS, certain issues have arisen which the Parties have determined to resolve prior to the consummation of the Closing; and

         WHEREAS, this Amendment is intended to reflect the resolution of such issues agreed upon by the Parties,

         NOW THEREFORE, in consideration of the mutual covenants set forth herein, the Parties hereby agree that the Agreement is hereby amended as follows:

         1. DEFINITIONS.

                  (a) All capitalized terms not defined in the Amendment shall have the meanings ascribed to such terms in the Agreement.

                  (b) For purposes of this Amendment, the term "April 3 Letter" shall mean the letter, dated April 3, 2002, from George Paz, Senior Vice President and Chief Financial Officer of ESI, to Richard O. Ullman, in his capacity as the President and CEO of NPA.

         2. SECTION 1.2. Section 1.2 of the Agreement is hereby amended to provide in its entirety as follows:
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                  "COMPONENTS  OF THE  PURCHASE  PRICE.  Subject  to  adjustment pursuant to Sections 1.6, 4.1.3(g) and 8.8, the purchase price payable by ESI hereunder (prior to adjustment pursuant to such Sections, the "BASE PURCHASE PRICE", and after such adjustments, the "PURCHASE PRICE") shall consist of the following:

                           (a) one hundred and eighty eight million six hundred and forty thousand dollars ($188,640,000) payable (subject to the operation of Section 1.6) to the Shareholders, and 48% of the ESI Shares (as hereinafter defined) deliverable to the Shareholders pursuant to Section 1.4(d), as and for the purchase price of 100% of the capital stock of NPA (the "NPA STOCK PURCHASE PRICE");

                           (b) one  hundred  and two  million  one  hundred  and
         eighty thousand dollars ($102,180,000) payable (subject to the operation of Section 1.6) to the Shareholders, and 26% of the ESI Shares deliverable to the Shareholders pursuant to Section 1.4(d), as and for the purchase price of 100% of the capital stock of CFI (the "CFI STOCK PURCHASE PRICE");

                           (c) one  hundred  and two  million  one  hundred  and
         eighty thousand dollars ($102,180,000) payable (subject to the operation of Section 1.6) to the Shareholders, and 26% of the ESI Shares deliverable to the Shareholders pursuant to Section 1.4(d), as and for the purchase price of 100% of the capital stock of CFINJ (the "CFINJ STOCK PURCHASE PRICE");

                           (d) one hundred dollars ($100) payable (subject to the operation of Section 1.6) to the Shareholders as and for the purchase price of 100% of the capital stock of NY IPA (the "NY IPA STOCK PURCHASE PRICE");

                           (e) twenty-six million six hundred thousand dollars ($26,600,000) payable (subject to the operation of Section 1.6) to the LP as and for the purchase price of the New Jersey Owned Real Property (the "NEW JERSEY REAL PROPERTY PURCHASE PRICE");

                           (f) four million nine hundred thousand dollars ($4,900,000) payable (subject to the operation of Section 1.6) to the LP as and for the purchase price of the Pennsylvania Owned Real Property (the "PENNSYLVANIA REAL PROPERTY PURCHASE PRICE"); and

                           (g) four hundred and ninety-nine thousand nine hundred dollars ($499,900) payable (subject to the operation of Section 1.6) to the LP as and for the purchase price of the LP Owned Equipment (the "EQUIPMENT PURCHASE PRICE").

         Any adjustment to the Base Purchase Price pursuant to Section 1.6 shall be made pro rata to, and the reduction in the amount payable to the Sellers pursuant to Section 1.4 shall be made pro rata from, the cash portion of the NPA Stock Purchase Price, the cash portion of the CFI Stock Purchase Price, the cash portion of the CFINJ Stock Purchase Price, the NY IPA Stock Purchase Price, the New Jersey Real Property Purchase Price, the Pennsylvania Real Property Purchase Price and the Equipment Purchase Price."

         3. SECTIONS 1.4 AND 1.4(A). The caption to Section 1.4 shall read as follows: "Payment of the Base Purchase Price." Section 1.4(a) of the Agreement is hereby amended to provide in its entirety as follows:

                           "For purposes of this Section 1.4, the term "NON-ESCROWED AMOUNT" shall mean the Base Purchase Price, excluding the ESI Shares deliverable pursuant to Section 1.4(d), minus twenty-five million dollars ($25,000,000)."

         4. SECTION 1.4(D). The last sentence of Section 1.4 (d) of the Agreement is hereby amended to provide in its entirety as follows:

                  "The number of ESI Shares deliverable pursuant to this Section 1.4(d) shall not be adjusted pursuant to Section 1.6."

         5. SECTION 1.5. Section 1.5 of the Agreement is hereby deleted from the Agreement in its entirety and replaced by the following:

                  "Section 1.5 [Intentionally omitted.]"

         6. SECTIONS 1.6 AND 1.6(B). The caption to Section 1.6 shall read as follows: "Adjustment of the Base Purchase Price." Section 1.6(b) of the Agreement is hereby amended to provide in its entirety as follows:

                           "For purposes of this Agreement, the term "Combined Working Capital" means the combined current assets of the Companies less the combined current liabilities of the Companies (such assets and liabilities to be determined in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with the balance sheet included within the Interim Financial Statements (as defined herein) except as otherwise provided in this Section 1.6(b)); provided that (i) such assets and liabilities shall be calculated on a "transaction-adjusted basis" (as defined in Section 2.9), (ii) current liabilities shall exclude the current portion of long-term Indebtedness and any liabilities arising from the Section 338(h)(10) Elections (as defined herein), (iii) the Combined Working Capital shall be calculated after repayment of Indebtedness of the Companies, after deduction of all Permitted Payments (whether or not triggered as of the Closing

         Date) and after payment of the Closing Cash Distribution and (iv) the Combined Working Capital shall not give effect to any of the adjustments proposed in the April 3 Letter (regardless of whether or not such adjustments are consistent with GAAP applied on a basis consistent with the balance sheet included within the Interim Financial Statements and regardless of whether any other financial statements prepared or provided hereunder give effect to any such adjustments). For purposes of this Agreement, "INDEBTEDNESS" shall mean the aggregate amount of all of the Companies' indebtedness for borrowed money (including accrued but unpaid interest), whether owed to a bank or any other Person (including the indebtedness set forth on Schedule 2.25(c) to the Disclosure Letter), but shall exclude remaining payments by the Companies on capitalized equipment leases."

         7. SECTION 1.6(E). All references to the term "Adjusted Base Purchase Price" in Section 1.6(e) of the Agreement shall be deemed to constitute references to the term "Base Purchase Price."

         8. SECTION 2.9.

                  (a) The third and fourth sentences of Section 2.9(a) of the Agreement are hereby amended to provide in their entirety as follows:

         "The Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated, except (i) as otherwise stated in the notes to the Financial Statements, (ii) the Interim Financial Statements do not include a statement of cash flows, (iii) the Interim Financial Statements do not include any notes or related schedules, (iv) financial statements of the Companies prepared for periods prior to the periods described in this Section 2.9 do not reflect the Accounting Adjustments and (v) such financial statements do give effect to any of the adjustments proposed in the April 3 Letter. Subject to the matters referred to in the April 3 Letter, each of the balance sheets included in the Financial Statements and the Interim Financial Statements (including the related notes and schedules, if any) fairly presents the financial position of the Companies, on a combined and transaction-adjusted basis, as of the dates of such balance sheets, and each of the statements of income and cash flows included in such statements (including the related notes and schedules, if any) fairly presents the results of operations and retained earnings and changes in cash flows, as the case may be, of the Companies, on a combined and transaction-adjusted basis, for the periods set forth therein."

                  (b) Section 2.9(b) of the Agreement is hereby amended to provide in its entirety as follows:

         "The audited combined financial statements of the Companies to be delivered at the Closing pursuant to Section 5.2(m) will be prepared in accordance with GAAP applied on a basis consistent with the Financial Statements and will fairly present the financial position of the Companies, on a combined and transaction-adjusted basis, as of December 31, 2001, and the combined results of their operations and cash flows, on a combined and transaction-adjusted basis, for the year then ended; provided, however, that such financial statements need not give effect to any of the adjustments proposed in the April 3 Letter (regardless of whether or not such adjustments are consistent with GAAP applied on a basis consistent with the balance sheet included within the Interim Financial Statements and regardless of whether any other financial statements prepared or provided hereunder give effect to any such adjustments)."

         9. SECTION 2.10. Section 2.10 of the Agreement is hereby amende to provide in its entirety as follows:

         "Except for liabilities disclosed in SCHEDULE 2.10 to the Disclosure Letter and liabilities referred to in the April 3 Letter, none of the Companies has any liabilities or obligations (whether absolute, contingent or otherwise) which are not adequately reflected or provided for in the unaudited balance sheet included in the Interim Financial Statements, except (a) liabilities and obligations that have been incurred since the date of such balance sheet in the ordinary course of business consistent with past practice and that would not (individually or in the aggregate) have a Company Material Adverse Effect (as defined herein) and (b) liabilities and obligations of a type which are the subject matter of any other representation (without regard to any specific exclusions from such representations) in this Article II (other than the representations in Section 2.11).

         "COMPANY MATERIAL ADVERSE EFFECT" shall mean any state of facts, change, event, effect or occurrence (individually or when taken together with all other states of fact, changes, events, effects or occurrences that have occurred or been threatened) that is, or could reasonably be expected to be, materially adverse to the business, financial condition, results of operations, properties, assets or liabilities (including, without limitation, contingent liabilities) of the Companies, other than any state of facts, change, event, effect or occurrence (x) generally affecting the industries in which the Companies and ESI operate (but excluding litigation brought against any of the Companies alleging breaches of duties under ERISA (as hereinafter defined)), (y) resulting from the public announcement of the transactions contemplated hereby or (z) described in the April 3 Letter. A "COMPANY MATERIAL ADVERSE EFFECT" shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (individually or when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) prevents or could reasonably be expected to prevent the performance by the Sellers of any of their respective obligations under this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby."


         10. SECTION 2.11. Section 2.11 of the Agreement is hereby amended to provide in its entirety as follows:

         "Except for matters described in the April 3 Letter or in SCHEDULE 2.11, since September 30, 2001, there has not been (i) any Company Material Adverse Effect, (ii) any damage, destruction, loss or casualty to property or assets of the Companies with a value in excess of $250,000, whether or not covered by insurance or (iii) any action taken of the type described in Section 4.2.1, which, had such action occurred after the date of this Agreement, would be in violation of such Section."

         11. SECTIONS 2.15(A) AND 2.15(E). Sections 2.15(a) and 2.15(e) of the Agreement are hereby amended to provide in its entirety as follows:

         "(a) Except as otherwise disclosed in SCHEDULE 2.15(A) to the Disclosure Letter and except for tax matters referred to in the April 3
         Letter: (i) all Tax Returns of each of the Companies due to have been filed through the date hereof in accordance with any applicable law have been duly filed and are correct and complete in all respects; (ii) all Taxes, deposits or other payments for which any of the Companies may have any liability through the date hereof (whether or not shown on any Tax Return), have been paid in full or are accrued for as liabilities for Taxes on the books and records of the Companies; (iii) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed; (iv) all deficiencies asserted as a result of any examination of any Tax Returns have been paid in full, accrued on the books of the Companies, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (v) no claims have been asserted and no proposals or deficiencies for any Taxes are being asserted, proposed or, to the Knowledge of the Shareholders, threatened, and no audit or investigation of any Tax Return is currently underway, pending or, to the Knowledge of the Shareholders, threatened; (vi) no claim has ever been made by an authority in a jurisdiction in which any of the
         Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (vii) each of the Companies have duly and timely withheld and paid over to the appropriate taxing authorities all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party under all applicable laws and regulations; (viii) there are no outstanding waivers or agreements by or on behalf of any of the Companies for the extension of time applicable to any claim for, or the period for the collection or the assessment of, any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by any of the Companies or any other matter pending between any of the Companies and any taxing authority; (ix) none of the Companies has filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE"); (x) none of the Companies has been a "United States real property holding corporation" within the meaning of
         Section 897(c)(2) of the Code during the applicable period specified in
         Section 897(c)(1)(A)(ii) of the Code; (xi) none of the Companies is a party to, is bound by, or has any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person;
         (xii) none of the Companies has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under U.S. Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (xiii) each of the Companies has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations; (xiv) there are no Liens with respect to Taxes upon any of the assets or properties of the Companies, the Owned Real Property, the LLC Leased Real Property, the LP Owned Equipment, the Equipment Lease or the LP Leased Equipment, other than with respect to Taxes not yet due and payable; and (xv) neither the Owned Real Property, the LLC Leased Real Property, the LP Owned Equipment, the Equipment Lease or the LP Leased Equipment nor any of the assets owned by the Companies is (A) Tax-exempt use property within the meaning of Section 168(h) of the Code or (B) property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986."

         "(e) Except for tax matters referred to in the April 3 Letter, the unpaid Taxes of the Companies (i) did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income) set forth on the face of the balance sheet included in the Interim Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies."

         12. NEW PRESS RELEASE. Concurrent with the execution of this Amendment, ESI has delivered to the Shareholders' Agent a copy of the press release to be used by ESI in announcing the consummation of the Closing.

         13. SECTION 4.2.13. Section 4.2.13 of the Agreement is hereby amended to provide in its entirety as follows:

         "Prior to the Closing, the Sellers shall (a) cause the Companies to convey to Newco, or to such other Affiliate or Affiliates of the Shareholders as shall be designated by the Shareholders' Agent, the assets of the Companies' Vision and Dental Businesses, as generally described in SCHEDULE 4.2.13 to the Disclosure Letter, (b) cause such transferees to assume the liabilities of the Companies' Vision and Dental Businesses, as generally described in SCHEDULE 4.2.13 to the Disclosure Letter, and (c) transfer to Newco those employees of the Companies who work primarily in the Vision and Dental Businesses (employees of the Companies whose employment is transferred to Newco on or prior to the Closing are referred to herein as "NEWCO EMPLOYEES"). Such transfers, assignments and assumptions of liability shall be effected pursuant to conveyancing documents in form and substance acceptable to the Shareholder's Agent and ESI, such acceptance not to be unreasonably withheld.

         Prior to the Closing, the Sellers shall (a) cause Newco to assume all the liabilities (whether incurred prior to or following the Closing) and the sponsorship of the NPA/CFI Management 401(k) Plan and the NPA CFI Union 401(k) Plan (collectively, the "COMPANY 401(K) PLANS") and, as of such date (the "Assumption Date"), the Companies shall cease to be a Participating Employer in, or sponsor of, the Company 401(k) Plans, (b) as of the Assumption Date, cause Newco to be substituted for the Companies in the trust agreement(s) or service agreements relating to or forming a part of the Company 401(k) Plans and (c) provide that, as of the Assumption Date, (i) each employee of the Companies (other than the Newco Employees) (a "NPA EMPLOYEE") shall cease to accrue further benefits under the Company 401(k) Plans and (ii) the account balance of each NPA employee shall vest in full and (d) take all action necessary to provide that the NPA Employees will be entitled to an elective distribution under the Company 401(k) Plans as a result of the transaction contemplated by this Agreement and, as soon as practicable after the Closing Date, upon the election of a NPA Employee, cause the account of such NPA Employee under each Company 401(k) Plan to be distributed."

         14. EXHIBITS A AND D. Exhibit A to the Agreement shall be modified to be in the form and substance of the real property lease annexed hereto as
SCHEDULE 1. Exhibit D to the Agreement shall be modified to be in the form and substance of the statement annexed hereto as SCHEDULE 2.

         15. SECTION 5.2(A). Section 5.2(a) of the Agreement is hereby amended to provide in its entirety as follows:

         "The representations and warranties of the Sellers set forth in this Agreement shall in each case be true and correct in all respects (provided that representations and warranties qualified by materiality shall be read without such qualification), on and as the date hereof and on and as of the Closing Date, except where the failure of such representations and warranties to meet such standard does not have a Company Material Adverse Effect, and provided that those representations and warranties which expressly relate to a particular date shall be measured only on and as of such particular date. Notwithstanding any provision herein to the contrary, no representation or warranty of the Sellers shall be deemed to be untrue or incorrect for purposes of this Section 5.2(a) by virtue of the fact that it failed to give effect to any of the matters referred to in the April 3 Letter (other than matters relating to the Companies' 401(k) plans)."


         15. SECTION 5.2(M). Section 5.2(m) of the Agreement is hereby amended to provide in its entirety as follows:

         "The Sellers shall have delivered to ESI the audited balance sheet of the Companies, on a combined and transaction-adjusted basis, at December 31, 2001 and the audited statement of operations and retained earnings and the audited statement of cash flows of the Companies, on a combined and transaction-adjusted basis, for the year then ended, prepared in accordance with Section 2.9(b); and the related report of the auditors shall not contain a going concern qualification or similar qualification."

         16. INDEMNIFICATION; NO RECOURSE. For purposes of Article VIII of the Agreement and for purposes of the Escrow Agreement, the Sellers (a) shall be deemed to have fully disclosed to ESI, in the Agreement and at the time that the Agreement was initially executed by the Parties, all of the matters referred to in the April 3 Letter (other than matters relating to the Companies' 401(k) plans) and (b) shall have no liability to ESI with respect to any of the matters referred to in the April 3 Letter (other than matters relating to the Companies' 401(k) plans). ESI shall have no recourse against the Sellers by virtue of the fact that any financial statements delivered hereunder fail to give effect to any of the matters referred to in the April 3 Letter (other than matters relating to the Companies' 401(k) plans). Assuming that Amper, Politziner &

Mattia participate on behalf of the Sellers in the physical inventory necessary to calculate Combined Working Capital, (a) ESI shall have no recourse against Amper, Politziner & Mattia by virtue of the fact that any financial statements delivered hereunder fail to give effect to any of the matters referred to in the April 3 Letter and (b) Amper, Politziner & Mattia shall be deemed to be a third-party beneficiary of this Section 16.

         17. SECTION 9.11. Section 9.11 of the Agreement is hereby amended to provide in its entirety as follows:

         "Except for the obligations of ESI set forth in Section 8.2, the obligations of ESI to Sellers' Affiliates described in Section 4.3.4 and the third-party beneficiary rights described in Section 16 of Amendment No. 1 to this Agreement, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such other Person being deemed a third party beneficiary of this Agreement."

         18. SECTION 9.18. Section 9.18 of the Agreement is hereby deleted from the Agreement in its entirety.

         19. CROSS REFERENCES. With respect to the documents provided at Closing, all references to the Agreement dated as of February 5, 2002 shall, unless the context clearly indicates to the contrary, constitute references to the Agreement as amended by this Amendment.

         20. EFFECT. Except as amended hereby, the Agreement remains in full force and effect.

         IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed, as of the date first above written.

                         EXPRESS SCRIPTS, INC.


                         By: /s/ George Paz
                            _____________________________
                         Name: George Paz
                         Title:  Senior Vice President

                            /s/ Richard O. Ullman
                         _________________________________
                         RICHARD O. ULLMAN, individually and as agent and attorney-in-fact for the other shareholders of National Prescription Administrators, Inc., Central Fill, Inc., CFI of New Jersey, Inc. and NPA of New York, IPA, Inc.

                         THE ULLMAN FAMILY PARTNERSHIP, L.P.

                         By: THE ULLMAN GROUP, INC., general partner

                         By:/s/ Richard O. Ullman
                           _______________________
                         RICHARD O. ULLMAN, President

                         AIRPORT PROPERTIES, LLC

                         By:/s/ Richard O. Ullman
                            _______________________
                         Richard O. Ullman, President